Exhibit 10.1

Amendment dated July 24, 2013, to the Operating Agreement entered into by and between RealSelect and RIN on November 26, 1996

Amendment to Operating Agreement

This Agreement (the “Agreement”) is entered into as of July 24, 2013, by and between the Realtors® Information Network (“RIN”), an Illinois corporation with offices at 430 North Michigan Avenue, Chicago, Illinois 60611  (“RIN”) and RealSelect, Inc. (“RealSelect”), a Delaware corporation with offices at 30700 Russell Ranch Road, Westlake Village, California 91362 (collectively referred to herein as the “Parties” and, each individually, as a “Party”).

Whereas, RIN and RealSelect are parties to that certain Operating Agreement (“Operating Agreement”) dated November 26, 1996, as previously amended.  Capitalized terms used but not defined in this Agreement shall have the meanings as set forth in the Operating Agreement.

Now, therefore, for valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1.                                      Section 2.1(b) of the Agreement is hereby amended to delete the words “lease or” appearing in the third line, and to add at the end of that section the following: “, except that this provision shall not apply to previously unoccupied residential properties or new home communities in the United States.”

2.                                      (a) Section 5.1(b) of the Agreement is hereby amended read in its entirety as follows:

“Operator is authorized to enter into Data Content Provider Agreements with Authorized Content Providers and other Persons as well as renewals of such Data Content Provider Agreements.  All Agreements with Authorized Content Providers must be assignable to RIN, at RIN’s option, without the consent of Data Content Provider in the event of termination of the Operating Agreement. Operator shall also exercise commercially reasonable efforts to cause Data Content Provider Agreements with Persons other than Authorized Content Providers to be assignable to RIN, at RIN’s option, without the consent of the Data Content Provider in the event of termination of the Operating Agreement.  Operator shall provide to RIN electronic copies of all Data Content Provider Agreements and any renewals thereof.”

(b) Section 1.1 is hereby amended to add to the definition of “Data Content Provider” the words “and any other Person” after the words “Authorized Content Provider” in the second line.

(c) Section 7.2(b) of the Agreement is hereby amended to add the words “provided by Authorized Content Providers” after the number 500,000 appearing in the second line.

In addition, Schedule H is hereby deleted in its entirety.

3. Notwithstanding anything contained in the Agreement or any other agreement or understanding between the Parties, Operator may include in Real Property Ads appearing on the Domain Site identification of properties for which a notice of  default has been recorded, auctions of distressed properties, short sales, properties subject to foreclosure proceedings, and bank owned properties, unless the listing broker of such properties objects.

4.  To the extent that any provisions of this Agreement conflict with any another agreement, whether verbal or written, between the Parties, the parties agree that the terms of this Agreement shall govern.

In witness whereof, the Parties have duly executed this Agreement as of the date first above written.

REALSELECT, INC.

By:	/s/ Errol G. Samuelson

Its:	Chief Strategy Officer

REALTORS® INFORMATION NETWORK

By:	/s/ Bob Goldberg

Its:	CEO and President